Exhibit 8.1

WILK AUSLANDER LLP
ATTORNEYS AT LAW
675 THIRD AVENUE
NEW YORK, NY 10017
TELEPHONE: 212-421-2233
FACSIMILE: 212-752-6380
E-MAIL: JWILK@WILKAUSLANDER.COM

JACK WILK PARTNER DIRECT DIAL: (212) 981-2333	EUROPEAN OFFICE: 5, RUE JEAN-PECOLAT 1201 GENEVA, SWITZERLAND TELEPHONE: +41-22-322-2010 FACSIMILE: +41-22-322-2019
Changda International Holdings, Inc. 10th Floor Chenhong Building No. 301 East Dong Feng Street Weifang, Shangdong, People's Republic of China 261041	September 3, 2010

Re: Registration Statement on Form S-I

Ladies and Gentlemen:

We have acted as special United States tax counsel to Changda International Holdings, Inc., a company formed under the laws of the State of Nevada (the "Company"), in connection with Amendment No. 3 to its registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on September 3, 2010 (as such may be amended or supplemented, the "Registration Statement"). This opinion is being delivered in connectior with the Registration Statement, to which this opinion appears as an exhibit.

The facts, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the Registration Statement. In addition, in our capacity as tax counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate. We have not independently verified such factual matters.

Based on such facts and subject to the limitations set forth in the Registration Statement, the statements of law or legal conclusions in the Registration Statement under the caption "Material United States Federal Income Tax Considerations" constitute the opinion of Siller Wilk LLP as to the material United States federal income tax consequences of an investment in the Company's common shares and warrants as set forth in the Registration Statement.

We are opining herein as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction or as to any other matters of municipal law or the laws of any local agencies within any state.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters. Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not affect the conclusions stated in this opinion. Any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein.

We hereby consent to the use of lids opinion in, and the filing hereof as an exhibit to, the Registration Statement and further consent to the reference of our name in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ WILK AUSLANDER LLP
WILK AUSLANDER LLP